EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

October 25, 2006

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS THIRD QUARTER OF 2006 FINANCIAL RESULTS

Newport Beach, California, October 25, 2006 - Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $57.6 million for the three months ended September 30, 2006, up from $6.4 million for the three months ended September 30, 2005. In addition, the Company reported net income of $7.6 million, or $0.66 per diluted share, for the three months ended September 30, 2006, compared to net income of $0.4 million, or $0.04 per diluted share, for the three months ended September 30, 2005.

We achieved revenues of $57.6 million in the third quarter of 2006, an increase of $51.2 million from the third quarter of 2005. For the quarter ended September 30, 2006, the increase in revenue resulted from the addition of $35.0 million in cruise-related revenue from our cruise segment which commenced operations on January 13, 2006. In addition, our marine revenue increased $16.5 million over 2005 as a result of the addition of our Bellingham Marine operations which commenced on July 21, 2006 and our shipyard operations which commenced on April 1, 2006.

Our costs and operating expenses increased $42.2 million in the third quarter of 2006 from the third quarter of 2005. This increase was primarily due to $26.3 million in cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment. In addition, our cost of marine revenue increased $13.0 million related to revenues generated from our new Bellingham Marine and shipyard operations.

We reported other income (expense) for the three months ended September 30, 2006 of $0.2 million, compared to $1.2 million for the three months ended September 30, 2005. The decline was a result of approximately $1.0 million of interest expense related to long-term debt assumed in our cruise acquisitions consummated in the first and second quarters of 2006. Our other income (expense) was favorably impacted by realized gains of $0.3 million which resulted from sales of available-for-sale securities and improved yields on our investment portfolio resulting from higher interest rates in the third quarter of 2006 compared to the third quarter of 2005.

We reported an income tax provision of $1.1 million for the three months ended September 30, 2006, compared to $0.3 million for the three months ended September 30, 2005. The effective tax rate for the three months ended September 30, 2006 was 12.7%, compared to 38.5% for the three months ended September 30, 2005. The decrease in the rate is due to the reversal of the valuation allowance on our deferred tax assets of approximately $2.3 million.

Recent News

We recently announced our acquisition of the Columbia Queen, a 150-passenger vessel which is scheduled to operate on the Columbia River in 2007. This acquisition was completed on October 13, 2006.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, October 26, 2006 at 11:30 a.m. Eastern Time. Interested parties may join the call by dialing (800) 895-0198, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial (800) 695-1624 and follow the prompts, or visit the www.ambassadors.com/investor website. Post call webcast access will be available two hours following the webcast.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine and travel and event company. The Company operates Majestic America Line, North America’s premier river and coastal cruise company. The Company also provides travel and event services and operates international marine facilities through subsidiary companies. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties, including statements relating to the Company’s future prospects and projected financial performance. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions (including Bellingham Marine); our ability to successfully and efficiently operate the businesses that we acquire (including Bellingham Marine); our ability to compete effectively in the U.S. cruise market; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Form 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information please contact: Brian Schaefgen of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended September 30,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$30,272	$—
Onboard and other cruise revenue	4,774	—
Marine revenue	16,725	221
Travel, incentive and event related	3,467	2,976
Net insurance premiums earned	2,341	3,072
License fees	—	105

	57,579	6,374

Costs and operating expenses:
Cruise operating expenses	16,455	—
Cost of marine revenue	12,965	—
Selling and tour promotion	4,656	735
General and administrative	11,395	3,156
Depreciation and amortization	1,237	81
Loss and loss adjustment expenses	1,470	1,699
Insurance acquisition costs and other operating expenses	891	1,220

	49,069	6,891

Operating income (loss)	8,510	(517)

Other income (expense):
Interest and dividend income	860	822
Realized gains on sale of available-for-sale securities	338	6
Interest expense	(998)	—
Other, net	(3)	385

	197	1,213

Income before income taxes	8,707	696
Provision for income taxes	1,109	268

Net income	$7,598	$428

Earnings per share:
Basic	$0.69	$0.04
Diluted	$0.66	$0.04

Weighted-average common shares outstanding:
Basic	10,936	10,407
Diluted	11,490	10,668

	Nine Months Ended September 30,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$50,647	$—
Onboard and other cruise revenue	7,563	—
Marine revenue	19,145	549
Travel, incentive and event related	10,569	12,460
Net insurance premiums earned	7,361	8,764
License fees	275	410

	95,560	22,183

Costs and operating expenses:
Cruise operating expenses	31,012	—
Cost of marine revenue	14,047	—
Selling and tour promotion	9,849	2,348
General and administrative	24,020	9,294
Depreciation and amortization	2,563	295
Loss and loss adjustment expenses	4,327	4,562
Insurance acquisition costs and other operating expenses	2,924	3,464

	88,742	19,963

Operating income	6,818	2,220

Other income (expense):
Interest and dividend income	2,695	2,113
Realized gains on sale of available-for-sale securities	1,085	18
Interest expense	(2,093)	(5)
Other, net	69	1,074

	1,756	3,200

Income before provision for income taxes	8,574	5,420
Provision for income taxes	1,036	2,129

Net income	$7,538	$3,291

Earnings per share:
Basic	$0.71	$0.32
Diluted	$0.66	$0.31

Weighted-average common shares outstanding:
Basic	10,631	10,286
Diluted	11,358	10,573

In January 2006, concurrent with certain acquisitions completed subsequent to December 31, 2005, the Company realigned its business segments. As of January 2006, the Company will report the following business segments: (i) Cruise, (ii) Marine, which will include the operations of BellPort and Bellingham Marine, (iii) Travel and Events, which will include the operations of Ambassadors, (iv) Insurance, which will include the operations of Cypress Re and (v) Corporate and Other, which will consist of general corporate assets (primarily cash and cash equivalents and investments) and other activities which are not directly related to our operating segments.

Summary of business segment information is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Cruise	$35,046	$—	$58,210	$—
Marine	16,725	221	19,145	549
Travel and Events	3,467	3,081	10,844	12,870
Insurance	2,341	3,072	7,361	8,764
Corporate and Other	—	—	—	—

Total revenue	$57,579	$6,374	$95,560	$22,183

Operating income (loss):
Cruise	$8,717	$—	$7,284	$—
Marine	1,021	12	1,202	5
Travel and Events	624	199	2,184	3,660
Insurance	(20)	153	110	738
Corporate and Other	(1,832)	(881)	(3,962)	(2,183)

Total operating income (loss)	$8,510	$(517)	$6,818	$2,220

Summary balance sheet information is as follows (in thousands):

	September 30, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$73,908	$95,131
Accounts receivable, net	21,124	2,976
Costs in excess of billings on construction contracts	9,615	—
Premiums receivable	15,283	14,135
Deferred policy acquisition costs	810	1,668
Reinsurance recoverable	1,470	1,257
Prepaid reinsurance premiums	597	1,095
Inventory	3,834	—
Deferred income taxes	709	414
Prepaid program costs and other current assets	9,798	2,524

Total current assets	137,148	119,200

Property and equipment, net	106,072	595
Goodwill	11,424	8,996
Other intangibles	1,478	1,325
Deferred income taxes	4,478	2,444
Other assets	10,935	2,223

Total assets	$271,535	$134,783

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$27,314	$4,477
Participant and passenger deposits	28,273	6,124
Billings in excess of costs on construction contracts	5,967	—
Loss and loss adjustment expense reserves	11,124	9,021
Unearned premiums	2,969	5,779
Deferred gain on retroactive reinsurance	44	151
Current portion of long term debt	6,238	—

Total current liabilities	81,929	25,552

Non-current participant and passenger deposits	35	5
Long term debt, net of current portion	71,498	—

Total liabilities	153,462	25,557

Stockholders’ equity	118,073	109,226

Total liabilities and stockholders’ equity	$271,535	$134,783